                                                                    EXHIBIT 99.1


NEWS RELEASE

[LETTERHEAD]

FOR IMMEDIATE RELEASE

PEREGRINE SYSTEMS(R) FILES SECOND AMENDED PLAN OF REORGANIZATION

SAN DIEGO, APRIL 29, 2003 - Peregrine Systems, Inc. (OTC: PRGNQ), a global provider of consolidated asset and service management software, announced today that it filed its second Amended Plan of Reorganization and Disclosure Statement with the U.S. Bankruptcy Court for the District of Delaware in Wilmington.

Peregrine has filed the amended Plan and Disclosure Statement pursuant to the Delaware court's directions, in preparation for and in connection with the May 20 hearing for considering approval of the Disclosure Statement. The original (First Amended) plan was filed by Peregrine on March 31, 2003.

The court has set June 9 and 10 as the dates for hearing evidence on and determining the company's enterprise value for purposes of the Plan's confirmation, and July 8 and 9 as the dates for considering confirmation of Peregrine's Plan.

Peregrine filed a voluntary Chapter 11 petition on Sept. 22, 2002 after accounting irregularities came to light, requiring a restatement of 11 quarters.

ABOUT PEREGRINE

Founded in 1981, Peregrine Systems develops and sells application software to help large global organizations manage and protect their technology resources. With a heritage of innovation and market leadership in Consolidated Asset and Service Management software, the company's flagship offerings include ServiceCenter(R) and AssetCenter(R), complemented by Employee Self Service, automation and integration capabilities. Headquartered in San Diego, Calif., Peregrine's solutions facilitate the automation of business processes, resulting in increased productivity, reduced costs and accelerated return on investment for its more than 3,500 customers worldwide.

Peregrine Systems is a registered trademark of Peregrine Systems, Inc. All other trademarks are the property of their respective owners.